                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                         Peoples Financial Corporation
-----------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 Not applicable
-----------------------------------------------------------------------------
                               (CUSIP Number)

CUSIP No.                                 13G



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ella Mae Barq
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     227,020
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   None
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     227,020
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     None
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      227,020
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      7.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      IN
--------------------------------------------------------------------------------

CUSIP No.                                 13G



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chevis C. Swetman
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     255,466
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   241,387
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     255,466
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     241,387
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      496,853
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      16.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      IN
--------------------------------------------------------------------------------

CUSIP No.                                 13G


--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Peoples Financial Corporation Employee Stock Ownership Plan
      (Tax ID: 64-0791736)
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Mississippi
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     None
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   386,903
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     386,903
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     None
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      386,903
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      13.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      EP
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer:

                   Peoples Financial Corporation

           (b).    Address of Issuer's Principal Executive Offices:

                   Howard and Lameuse Streets
                   Biloxi, MS 39530


Item 2.    (a).    Name of Person Filing:

                   Chevis C. Swetman

           (b).    Address of Principal Business Office:

                   1210 Beach Blvd., Biloxi, Mississippi 39530

Item 2.    (c).    Citizenship:

                   United States of America


           (d).    Title of Class of Securities:

                   Common Stock

           (e).    CUSIP Number:

                   Not applicable

Item 3. This statement is filed pursuant to Rule 13d-1( c) for Mrs. Barq and Mr. Swetman as individuals. This statement is filed pursuant to Rule 13d-1(b)(1)(ii)(F) for Peoples Financial Corporation Employee Stock Ownership Plan, which is an employee benefit plan.



Item 4.            Ownership.

           (a).    Amount Beneficially Owned

                   496,853

           (b).    Percent of Class:

                   16.8%

           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote

                            255,466

                   (ii)     shared power to vote or to direct the vote

                            241,387

                   (iii)    sole power to dispose or to direct the
                            disposition of

                            255,466

                   (iv) shared power to dispose or to direct the disposition of

                            241,387

Item 5.            Ownership of Five Percent or Less of a Class:

                   Not applicable.



Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   Not applicable.


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not applicable.



Item 8.            Identification and Classification of Members of the Group:

                   Not applicable.

Item 9.            Notice of Dissolution of Group:

                   Not applicable.


Item 10.           Certification:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/s/ Ella Mae Barq                             February 8, 2000
-----------------------------                -----------------------------------
Ella Mae Barq                                 Date

/s/ Chevis C. Swetman                         February 8, 2000
-----------------------------                -----------------------------------
Chevis C. Swetman                             Date



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

/s/ Chevis C. Swetman                         February 8, 2000
-----------------------------                -----------------------------------
Peoples Financial Corporation                 Date
Employee Stock Ownership Plan
Chevis C. Swetman, Trustee



Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


/s/ Chevis C. Swetman                         February 8, 2000
-----------------------------                -----------------------------------
Peoples Financial Corporation                 Date
Employee Stock Ownership Plan
Chevis C. Swetman, Trustee


The undersigned persons, on February 8, 2000, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Peoples Financial Corporation at December 31, 1999.



/s/ Ella Mae Barq                             February 8, 2000
-----------------------------                -----------------------------------
Ella Mae Barq                                 Date

/s/ Chevis C. Swetman                         February 8, 2000
-----------------------------                -----------------------------------
Chevis C. Swetman                             Date

/s/ Chevis C. Swetman                         February 8, 2000
-----------------------------                -----------------------------------
Peoples Financial Corporation                 Date
Employee Stock Ownership Plan
Chevis C. Swetman, Trustee